Exhibit 3.3
CERTIFICATE OF DESIGNATIONS OF
SERIES C CONVERTIBLE PREFERRED STOCK,
PAR VALUE $0.001,
OF
COMSCORE, INC.
Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), COMSCORE, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:
That, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on December 29, 2025 (the “Certificate of Amendment”), authorizes the issuance of 60,000,000 shares of capital stock, consisting of 46,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 14,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).
That, subject to the provisions of the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on July 2, 2007 (as amended to date, including by the Certificate of Amendment, the “Certificate of Incorporation”), the board of directors of the Company (the “Board”) is authorized to fix by resolution the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of any series of Preferred Stock, and to fix the number of shares constituting any such series.
That, pursuant to the authority conferred upon the Board by the Certificate of Incorporation, the Board, on September 25, 2025, adopted the following resolution designating a new series of Preferred Stock as “Series C Convertible Preferred Stock”:
RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby created and authorized, and the number of shares to be included in such series out of the authorized and unissued shares of Preferred Stock, and the powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:
SECTION 1.Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”). The number of authorized shares constituting the Series C Preferred Stock shall be 12,670,863. That number from time to time may be increased or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized subject to any consent rights of the Holders. The Company shall not have the authority to issue fractional shares of Series C Preferred Stock.
SECTION 2.Ranking. The Series C Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:
(a)on a parity basis with each other class or series of Capital Stock (as defined below) of the Company hereafter authorized, classified or reclassified in accordance with Section 12(b), the terms of which expressly provide that such class or series ranks on a parity basis with the Series C Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);
(b)junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified in accordance with Section 12(b), the terms of which expressly provide that such class or series ranks senior to the Series C Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and
(c)senior to the Common Stock, each other currently existing class or series of Capital Stock of the Company and each class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series C Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).
SECTION 3.Definitions. As used herein with respect to Series C Preferred Stock:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party and (iii) the Investor Parties shall not be deemed to be Affiliates of any other Investor Party solely as a result of their entry into the Exchange or the Exchange Agreements (each as defined in the Stockholders Agreement) or the Stockholders Agreement. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Approval” has the meaning set forth in Section 25.
“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transaction.
“Available Registration Statement” shall mean, with respect to a Registration Statement as of a date, that (a) as of such date, such Registration Statement is effective for an offering to be made on a delayed or continuous basis by the Holders, there is no stop order with respect thereto and the Company reasonably believes that such Registration Statement will be continuously available for the resale of Registrable Securities (as defined in the Registration Rights Agreement) by the Holders for the next ten (10) Business Days and (b) as of such date, (i) there is not in effect an Interruption Period, Suspension Period or Quarterly Blackout Period (as each such term is defined in the Registration Rights Agreement) and the Company does not reasonably believe that there will be in effect, during the next ten (10) Business Days, an Interruption Period, Suspension Period or Quarterly Blackout Period (as each such term is defined in the Registration Rights Agreement) and (ii) the Investor Parties are not restricted by the holdback provision of Section 2.6 of the Registration Rights Agreement or any related “lock-up” agreement.
Any Person shall be deemed to “beneficially own”, to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series C Preferred Stock, if any, owned by such Person to Common Stock).
“Board” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the Amended and Restated Bylaws of the Company, as amended and as may be amended from time to time.
“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.
“Certificate of Amendment” has the meaning set forth in the recitals above.

“Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” has the meaning set forth in the recitals above.
“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions, directly or indirectly:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction, or a series of related transactions, (i) in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction or (ii) solely with respect to a holder of Series C Preferred Stock, in which such holder (and, for the avoidance of doubt, not any other holder unless such holder and any other holder are acting as a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act)) and/or its Affiliates acquires, directly or indirectly, a majority of the total voting power of the Voting Stock of the Company, with or without regard to any limitations on voting of any Voting Stock contained herein or otherwise;
(b)the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, license or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (i) in the case of a merger or consolidation, a transaction, or a series of related transactions, following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person in such transaction immediately after such transaction, (ii) in the case of a sale, transfer, license or lease of all or substantially all of the assets of the Company, to a Subsidiary or a Person that becomes a Subsidiary of the Company or (iii) solely with respect to a holder of Series C Preferred Stock, a transaction, or a series of related transactions, in which such holder (and, for the avoidance of doubt, not any other holder unless such holder and any other holder are acting as a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act)) and/or its Affiliates acquires, directly or indirectly, a majority of the total voting power of the Voting Stock of the Company, with or without regard to any limitations on voting of any Voting Stock contained herein or otherwise; or
(c)shares of Common Stock or shares of any other Capital Stock into which the Series C Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (b) above).
“Change of Control Call” has the meaning set forth in Section 9(d).
“Change of Control Call Price” has the meaning set forth in Section 9(d).
“Change of Control Effective Date” has the meaning set forth in Section 9(a).
“Change of Control Election Notice” has the meaning set forth in Section 9(a).
“Change of Control Purchase Date” means, with respect to each share of Series C Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Put Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.
“Change of Control Put” has the meaning set forth in Section 9(b).
“Change of Control Put Notice” has the meaning set forth in Section 9(a).
“Change of Control Put Price” has the meaning set forth in Section 9(b).
“close of business” means 5:00 p.m. (New York City time).
“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NASDAQ on such date. If the Common Stock is not traded on the NASDAQ on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals above, subject to Section 11.
“Company” has the meaning set forth in the recitals above.
“Constituent Person” has the meaning set forth in Section 11(a).
“Conversion Agent” means the Transfer Agent, acting in its capacity as conversion agent for the Series C Preferred Stock, and its successors and assigns.
“Conversion Date” has the meaning set forth in Section 8(a).
“Conversion Factor” means 1, subject to adjustment in accordance with Section 10.
“Conversion Notice” has the meaning set forth in Section 8(a)(i).
“Conversion Price” means, for each share of Series C Preferred Stock at any time, a dollar amount equal to the Purchase Price divided by the Conversion Factor as of such time.
“Conversion Quarter” has the meaning set forth in Section 7(a).
“Conversion Rate” means the product of (i) the Conversion Factor and (ii) 1.
“Covered Repurchase” has the meaning set forth in Section 10.
“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on and including the Trading Day immediately preceding such day, and solely with respect to such term’s use in Section 10 hereof, appropriately adjusted to take into account the occurrence during such period of any event described in Section 10.
“DGCL” has the meaning set forth in the recitals above.
“Distributed Property” has the meaning set forth in Section 10(a)(iv).
“Distribution Transaction” means any distribution of equity securities of a Subsidiary of the Company to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Property” has the meaning set forth in Section 11(a).
“Expiration Date” has the meaning set forth in Section 10(a)(iii).
“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $25,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.
“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.
“Holder” means a Person in whose name the shares of the Series C Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling conversions and for all other purposes (other than U.S. federal income tax purposes if the Holder is a disregarded entity for U.S. federal income tax purposes, in which case the regarded owner of the Holder shall be treated as the owner of such shares); provided that, to the fullest extent permitted by law, no Person that has received shares of Series C Preferred Stock in violation of the Stockholders Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series C Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.
“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is not an Affiliate of the Company and shall be reasonably acceptable to the Holders of a majority of the shares of Series C Preferred Stock outstanding at such time.
“Initial Change of Control Notice” has the meaning set forth in Section 9(a).
“Investor Parties” means the Investors and each Permitted Transferee of the Investors to whom shares of Series C Preferred Stock or Common Stock are Transferred pursuant to Section 3.1 of the Stockholders Agreement (or who has acquired any shares of Series C Preferred Stock or Common Stock pursuant to Section 3.2 of the Stockholders Agreement).
“Investors” means, collectively, (i) Charter Communications Holding Company, LLC, a Delaware limited liability company, (ii) Liberty Broadband Corporation, a Delaware corporation, and (iii) Pine Investor, LLC, a Delaware limited liability company.
“Issuance Date” means, with respect to any share of Series C Preferred Stock, the date of issuance of such share.
“Junior Stock” has the meaning set forth in Section 2(c).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liquidation Preference” means, with respect to any share of Series C Preferred Stock, as of any date, the Purchase Price.
“Mandatory Conversion” has the meaning set forth in Section 7(a).
“Mandatory Conversion Date” has the meaning set forth in Section 7(a).
“Mandatory Conversion Price” means, at any time, 130% of the Conversion Price as of such time. The Mandatory Conversion Price shall initially be $18.85.
“Mandatory Conversion Trigger” has the meaning set forth in Section 7(a).
“Market Disruption Event” means any of the following events:
(a)any suspension of, or limitation imposed on, trading of the Common Stock or options contracts relating to the Common Stock by the NASDAQ during the one-hour period prior to the close of trading for the regular trading session on the NASDAQ (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) whether by reason of movements in price exceeding limits permitted by the NASDAQ or otherwise; or
(b)any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the NASDAQ (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) to effect transactions in, or obtain market values for, the Common Stock on the NASDAQ or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the NASDAQ.
“NASDAQ” means the Nasdaq Global Select Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Global Select Market or any successor thereto, or any other national securities exchange on which the Common Stock is listed.
“Neutral Manner” means in the same proportion as the outstanding Common Stock (excluding any and all Common Stock beneficially owned, directly or indirectly, by the Investor Parties) voted on the relevant matters.
“Notice of Mandatory Conversion” has the meaning set forth in Section 7(b).

“Officer’s Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.
“Original Issuance Date” means the Closing Date, as defined in the Stockholders Agreement.
“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.
“Parity Stock” has the meaning set forth in Section 2(a).
“Participating Dividend” has the meaning set forth in Section 4(b).
“Participating Dividend Record Date” has the meaning set forth in Section 4(b).
“Permitted Transferee” has the meaning set forth in the Stockholders Agreement.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.
“Preferred Stock” has the meaning set forth in the recitals above.
“Protective Payment Obligations” has the meaning set forth in Section 9(h).
“Purchase Price” means, for each share of Series C Preferred Stock, a dollar amount equal to $14.50.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract or otherwise).
“Registrar” means the Transfer Agent, acting in its capacity as registrar for the Series C Preferred Stock, and its successors and assigns.
“Registration Rights Agreement” means that certain Registration Rights Agreement by and among the Company and the purchasers party thereto dated as of March 10, 2021 as it may be amended, supplemented or otherwise modified from time to time.
“Registration Statement” has the meaning set forth in the Registration Rights Agreement.
“Reorganization Event” has the meaning set forth in Section 11(a).

“Senior Stock” has the meaning set forth in Section 2(b).
“Series C Preferred Stock” has the meaning set forth in Section 1.
“Stockholders Agreement” means that certain Second Amended and Restated Stockholders Agreement by and among the Company and the Investors dated as of December 29, 2025, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, association or other business entity.
“Trading Day” means a Business Day on which the NASDAQ is scheduled to be open for business and on which there has not occurred a Market Disruption Event.
“Transfer” has the meaning set forth in the Stockholders Agreement.
“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series C Preferred Stock and its successors and assigns. The initial Transfer Agent shall be Equiniti Trust Company, LLC.
“Trigger Event” has the meaning set forth in Section 10(a)(vii).
“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series C Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.
“Voting Threshold” has the meaning set forth in Section 12(a).
“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the

Company) page “SCOR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).
SECTION 4.Dividends.
(a)Dividends. Except as set forth below or otherwise provided herein, the Series C Preferred Stock shall not be entitled to receive dividends.
(b)Dividends on Junior Stock and Parity Stock. Subject to the provisions of this Certificate of Designations, dividends may be declared by the Board or any duly authorized committee thereof on any Junior Stock and Parity Stock from time to time. Holders shall fully participate, on an as-converted basis, in any dividends declared and paid or distributions on the Common Stock as if the Series C Preferred Stock were converted, at the Conversion Rate in effect on the Record Date for such dividend or distribution, pursuant to Section 6(a) into shares of Common Stock (without regard to any limitations on conversion) immediately prior to such Record Date (such dividend or distribution on the Series C Preferred Stock, a “Participating Dividend”), as and when paid with respect to the Common Stock and using the same Record Date as is used for the Common Stock (the record date for any such dividend, a “Participating Dividend Record Date”); provided, however, that Holders shall not be entitled to participate in respect of any stock dividends or distributions for which adjustments are to be made pursuant to Section 10.
(c)Conversion Following a Participating Dividend Record Date. If the Conversion Date for any shares of Series C Preferred Stock is after the close of business on a Participating Dividend Record Date, as applicable, but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Participating Dividend Record Date shall be entitled to receive such Participating Dividend notwithstanding the conversion of such shares prior to the applicable payment date for such dividend.
SECTION 5.Liquidation Rights.
(a)Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash in the amount per share of Series C Preferred Stock equal to the greater of (i) the Liquidation Preference with respect to such share of Series C Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount per share of Series C Preferred Stock that such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series C Preferred Stock into Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.
(b)Partial Payment. If in connection with any distribution described in Section 5(a) above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 5(a) to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.
(c)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
SECTION 6.Right of the Holders to Convert.
(a)Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in Section 8, to convert each share of such Holder’s Series C Preferred Stock at any time into a number of shares of Common Stock equal to the Conversion Rate; provided, that each Holder shall receive cash in lieu of fractional shares as set out in Section 10(h); provided, further, that no Holder shall be entitled to convert Series C Preferred Stock in an amount that would cause such Holder to beneficially own immediately following such conversion more than 49.99% of the then outstanding shares of Common Stock. Subject to the immediately preceding sentence, the right of conversion may be exercised as to all or any portion of such Holder’s Series C Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 300,000 shares of Series C Preferred Stock (unless such conversion relates to all shares of Series C Preferred Stock held by such Holder).
(b)The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock then outstanding. The Company shall use its reasonable best efforts to maintain the listing on the NASDAQ of such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series C Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights or subscription rights of any other stockholder of the Company.
SECTION 7.Mandatory Conversion by the Company.
(a)If the VWAP per share of Common Stock for any calendar quarter ending after the six (6) month anniversary of the Original Issuance Date is greater than the Mandatory Conversion Price (the “Mandatory Conversion Trigger” and such quarter, a “Conversion Quarter”) then, if a majority of the members of the Board that have not been designated by, and are not affiliated with, any Holder (the “Disinterested Directors”) so direct, then the Company shall convert (a “Mandatory Conversion”), on a pro rata basis based on the number of shares of Series C Preferred Stock held as of the date of the Notice of Mandatory Conversion (as defined below) delivered in respect of such Mandatory Conversion, up to 1/6th of the total shares of Series C Preferred Stock outstanding as of the Original Issuance Date into shares of Common Stock, on a date selected by the Company that is within 6 months after the last day of the Conversion Quarter (the date selected by the Company for any Mandatory Conversion pursuant to this Section 7(a) and in accordance with Section 7(b), the “Mandatory Conversion Date”); provided, that if the conversion of a Holder’s pro rata share of the then outstanding shares of Series C Preferred Stock would cause such Holder to beneficially own immediately following such Mandatory Conversion more than 49.99% of the then outstanding shares of Common Stock, the number of such Holder’s shares of Series C Preferred Stock that may be converted in such Mandatory Conversion shall be reduced to the greatest number of shares of Series C Preferred Stock that would cause such Holder to beneficially own immediately following such Mandatory Conversion no more than 49.99% of the then outstanding shares of Common Stock; provided, further, that the Company may not consummate a Mandatory Conversion if any Holder would hold upon such Mandatory Conversion shares of Common Stock that are Registrable Securities (as defined in the Registration Rights Agreement) unless as of the Mandatory Conversion Date there is an Available Registration Statement covering resale of such shares of Common Stock by the Holders (after giving effect to such Mandatory Conversion); provided, further, that the Company may not convert, with respect to any individual Holder, fewer than 300,000 shares of Series C Preferred Stock (unless such conversion relates to all shares of Series C Preferred Stock held by such Holder). In the case of a Mandatory Conversion, each share of Series C Preferred Stock then outstanding shall be converted into (A) a whole number of shares of Common Stock at the Conversion Rate plus (B) cash in lieu of fractional shares as set out in Section 10(h). For the avoidance of doubt, subject to the limitations of this Section 7(a), if directed by a majority of the Disinterested Directors, the Company may cause multiple Mandatory Conversions in respect of any given Conversion Quarter, and Mandatory Conversions in respect of multiple Conversion Quarters, so long as (i) the aggregate number of shares of Series C Preferred Stock that are converted in respect of any Conversion Quarter do not exceed 1/6th of the total shares of Series C Preferred Stock outstanding as of the Original Issuance Date and (ii) no Holder is forced to convert a number of shares exceeding its pro rata share of the aggregate number of shares of Series C Preferred Stock which may be subject to Mandatory Conversion without giving effect to any reduction in the number of shares of Series C Preferred Stock actually converted.
(b)Notice of Mandatory Conversion. If a majority of the Disinterested Directors elect to effect a Mandatory Conversion in accordance with this Section 7, the Company shall provide notice of the Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”) at least three Business Days prior to the Mandatory Conversion Date. For the avoidance of doubt, a Notice of Mandatory Conversion does not limit a Holder’s right to convert on a Conversion Date prior to the Mandatory Conversion Date. The Company may not select a Mandatory Conversion Date within 30 calendar days before the beginning of a Quarterly Blackout Period (as such term is defined in the Registration Rights Agreement).
(c) The Notice of Mandatory Conversion shall state, as appropriate:
(i)the Mandatory Conversion Date selected by the Company;
(ii)the applicable procedures a Holder must follow for issuance of the shares of Common Stock pursuant to Section 8(a); and
(iii)the Conversion Rate as in effect on the Mandatory Conversion Date and the number of shares of Common Stock to be issued to the Holder upon conversion of each share of Series C Preferred Stock held by such Holder.
SECTION 8.Conversion Procedures and Effect of Conversion.
(a)Conversion Procedure. A Holder must do each of the following in order to convert shares of Series C Preferred Stock pursuant to this Section 8(a):
(i)in the case of a conversion pursuant to Section 6(a), complete and manually sign the conversion notice provided by the Conversion Agent, a form of which is attached hereto as Exhibit A (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided that a Conversion Notice may be conditional on the completion of a Change of Control or other corporate transaction as such Holder may specify;
(ii)deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series C Preferred Stock to be converted;
(iii)if required, furnish appropriate endorsements and transfer documents; and
(iv)if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 18.
The “Conversion Date” means (A) with respect to conversion of any shares of Series C Preferred Stock at the option of any Holder pursuant to Section 6(a), the date on which such

Holder complies with the procedures in this Section 8(a) (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to Section 7(a), the Mandatory Conversion Date.
(b)Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall cease to be outstanding and the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding.
(c)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series C Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in Section 8(a) (and in any event no later than three (3) Trading Days thereafter; provided however that, if a written notice from the Holder in accordance with Section 8(a)(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 10(h)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 6(a)) or in the records of the Company or as set forth in a notice from the Holder to the Conversion Agent, as applicable (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series C Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.
(d)Status of Converted or Reacquired Shares. Shares of Series C Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall not be reissued as shares of Series C Preferred Stock and shall be retired promptly after the conversion or acquisition thereof.

All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.
(e)Partial Conversion. In case any certificate for shares of Series C Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series C Preferred Stock not converted.
(f)Withdrawal of Election for Mandatory Conversion. Notwithstanding anything to the contrary herein, if directed by a majority of the Disinterested Directors, the Company may withdraw (in whole or in part) by means of a written notice of withdrawal delivered to each Holder at any time prior to the close of business on the fourth Business Day prior to the Mandatory Conversion Date, specifying the number of shares of Series C Preferred Stock with respect to which such notice of withdrawal is being submitted (which withdrawal shall, for the avoidance of doubt, have no effect on those shares of Series C Preferred Stock which a Holder has voluntarily elected to convert).
SECTION 9.Change of Control.
(a)Change of Control Notices. On or before the twentieth (20th) Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall set forth a description of the anticipated Change of Control (including, for the avoidance of doubt, the details of any consideration to be delivered as a distribution on or in exchange for outstanding shares of Common Stock) and contain the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed) (the “Initial Change of Control Notice”). No later than the later of (x) ten (10) Business Days prior to the date on which the Company anticipates consummating the Change of Control as set forth in the Initial Change of Control Notice and (y) the earlier of (1) the twentieth (20th) Business Day following the relevant Change of Control Effective Date and (2) the tenth (10th) Business Day following receipt of the relevant Initial Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 9(b) shall notify the Company in writing thereof (such notice, a “Change of Control Election Notice”) and shall specify (x) that such Holder is electing to exercise its rights pursuant to Section 9(b) and (y) the number of shares of Series C Preferred Stock subject to each such election. Within two (2) days following the effective date of a Change of Control (the “Change of Control Effective Date”) (or if the Company discovers later than such date that a Change of Control has occurred, promptly following the date of such discovery), a written notice (the “Change of Control Put Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain:

(i)the scheduled Change of Control Purchase Date, which shall be no less than 40 nor more than 60 calendar days following the date of such Change of Control Put Notice;
(ii)the applicable Change of Control Put Price and the number of shares of Series C Preferred Stock subject to the Change of Control Put;
(iii)the instructions a Holder must follow to receive the applicable Change of Control Put Price;
(iv)that a Holder may not convert any shares of Series C Preferred Stock as to which it has elected a Change of Control Put, subject to Section 9(k); and
(v)a description of the Change of Control (including, for the avoidance of doubt, the details of any consideration delivered as a distribution on or in exchange for outstanding shares of Common Stock) and the applicable Change of Control Effective Date.
(b)Change of Control Put. Subject to the application of Section 9(h) and Section 9(k), the Company shall purchase from each Holder that delivered a Change of Control Election Notice all shares of Series C Preferred Stock specified in such Change of Control Election Notice (a “Change of Control Put”) for a purchase price per each such share of Series C Preferred Stock, payable in cash, equal to the Liquidation Preference of such share of Series C Preferred Stock (the “Change of Control Put Price”). A Holder may not convert any shares of Series C Preferred Stock as to which it has elected a Change of Control Put and with respect to which it has not validly withdrawn such election pursuant to Section 9(k). Notwithstanding anything to the contrary herein, the failure of the Company to deliver the Initial Change of Control Notice or the Change of Control Put Notice shall not impair the rights of the Holders under this Section 9(b).
(c)Change of Control Put Procedure. To receive the Change of Control Put Price, a Holder must, no later than close of business on the Change of Control Purchase Date, surrender to the Conversion Agent the certificates, if any, representing the shares of Series C Preferred Stock to be repurchased by the Company or lost stock affidavits therefor.
(d)Change of Control Call. To the extent a Holder has not delivered a Change of Control Election Notice in accordance with Section 9(a), or a Holder has delivered a Change of Control Election Notice for less than all of its shares of Series C Preferred Stock (or in either case, a Holder has withdrawn a Change of Control Election Notice in respect of any or all of its shares of Series C Preferred Stock pursuant to Section 9(k)), the Company may elect to redeem (the “Change of Control Call”), subject to the right of such Holders to convert the Series C Preferred Stock pursuant to Section 6(a) prior to any such redemption, all of such Holders’ shares of Series C Preferred Stock which are not subject to a Change of Control Put at a redemption price per share, payable in cash, equal to the Liquidation Preference of such shares of Series C Preferred Stock (the “Change of Control Call Price”). For the avoidance of doubt, if the Holder exercises the Change of Control Put in part, the Company can exercise the Change of

Control Call for the remainder of such Holder’s shares of Series C Preferred Stock. In order to elect a Change of Control Call, the Company must send irrevocable notice of such election no less than five (5) Business Days, nor more than fifteen (15) Business Days, after the delivery of a Change of Control Put Notice, which notice shall contain the redemption date (which shall be no less than 30 nor more than 60 calendar days following the date of such notice), instructions for Holders to receive the Change of Control Call Price, the amount of the Change of Control Call Price, and the last date for a Holder to convert its shares of Series C Preferred Stock in advance of the Change of Control Call (which shall be the Business Day immediately preceding the redemption date). The Company shall not have the right to elect a Change of Control Call unless, as of the date of delivery of notice of a Change of Control Call, it has set aside sufficient funds legally available for the payment of the full Change of Control Call Price for all outstanding shares of Series C Preferred Stock.
(e)Delivery upon Change of Control Put/Call. Upon a Change of Control Put or a Change of Control Call, subject to Section 9(h) below, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer the Change of Control Put Price or the Change of Control Call Price for such Holder’s shares of Series C Preferred Stock.
(f)Treatment of Shares. Until a share of Series C Preferred Stock is purchased by the payment in full of the applicable Change of Control Put Price or Change of Control Call Price, such share of Series C Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share (x) may be converted pursuant to Section 6 and in accordance with this Section 9 and, if not so converted, (y) shall entitle the Holder thereof to the voting rights provided in Section 12; provided that any such shares that are converted prior to the consummation of the Change of Control Put or Change of Control Call in accordance with this Certificate of Designations shall not be entitled to receive any payment of the Change of Control Put Price or Change of Control Call Price and shall instead be entitled to the same per share consideration, or the same right to elect per share consideration, as applicable, to be received by holders of Common Stock in connection with the Change of Control (subject to Section 11, as applicable).
(g)Partial Exercise of Change of Control Put. In the event that a Change of Control Put is effected with respect to shares of Series C Preferred Stock representing less than all the shares of Series C Preferred Stock held by a Holder, upon such Change of Control Put, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Series C Preferred Stock held by the Holder as to which a Change of Control Put was not effected (or book-entry interests representing such shares).
(h)Sufficient Funds. If the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series C Preferred Stock that Holders have requested to be purchased under Section 9(b), the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 9(b), a number of shares of Series C Preferred Stock with an aggregate Change of Control Put Price equal to the amount legally available for the purchase of shares of Series C Preferred Stock under the DGCL and (ii) purchase any shares of Series C Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Put Price as soon as practicable after the Company is able to make such purchase out of funds legally available for the purchase of such shares of Series C Preferred Stock. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Company fails to pay the Change of Control Put Price or the Change of Control Call Price in full when due in accordance with this Section 9 in respect of some or all of the shares of Series C Preferred Stock to be repurchased pursuant to the Change of Control Put or the Change of Control Call, the Change of Control Put Price or the Change of Control Call Price (or the unpaid portion thereof) shall accrue interest at a rate of 9.5% per annum, until such shares are repurchased, and the Change of Control Put Price or the Change of Control Call Price shall be increased by the amount of such accrued interest, for the period from and including the first date upon which the Company fails to pay the Change of Control Put Price or the Change of Control Call Price, as applicable, in full when due in accordance with this Section 9 through but not including the latest day upon which the Company pays the Change of Control Put Price or Change of Control Call Price, as applicable, in full (inclusive, for the avoidance of doubt, of such accrued interest) in accordance with this Section 9. Notwithstanding the foregoing, in the event a Holder elects to exercise a Change of Control Put pursuant to this Section 9 at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series C Preferred Stock subject to the Change of Control Put, the Company will use its reasonable best efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to comply with its obligations under this Section 9. In connection with any Change of Control, the Company shall take all actions to permit the purchase of all shares of Series C Preferred Stock on the Change of Control Purchase Date that it reasonably believes is permitted under Delaware law and will not render the Company insolvent (such that, on a consolidated basis, (1) the Company will have incurred debts beyond its ability to pay such debts as they mature or become due, (2) the then present fair saleable value of the assets of the Company will not exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured or (3) the assets of the Company, in each case at a fair valuation, will not exceed its respective debts (including the probable amount of all contingent liabilities)), including revaluing the Company’s assets to the highest amount permitted by law, borrowing funds on prevailing market terms, selling assets on prevailing market terms and seeking to obtain any and all required governmental or other approvals. The Company shall not take any action that materially impairs the Company’s ability to pay the Change of Control Put Price when due, including by investing available funds in illiquid assets, except for its normal business assets (the covenants described in this Section 9(h), the “Protective Payment Obligations”). The Company shall continue to comply with the Protective Payment Obligations until the entire amount of the Change of Control Put Price is paid in full.

(i)Change of Control Agreements. The Company shall not enter into any agreement for, or otherwise willingly engage in, a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put in a manner that is consistent with and gives effect to this Section 9, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Put Price in respect of shares of Series C Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 6 or Section 7, as applicable.
(j)Effect of Change of Control Put/Call. Upon full payment of the Change of Control Put Price or the Change of Control Call Price, as applicable, for any shares of Series C Preferred Stock subject to a Change of Control Put or Change of Control Call, such shares will cease to be entitled to any dividends that may thereafter be payable on the Series C Preferred Stock; such shares of Series C Preferred Stock will no longer be deemed to be outstanding for any purpose; and all rights (except the right to receive the Change of Control Put Price or Change of Control Call Price, as applicable) of the Holder of such shares of Series C Preferred Stock shall cease and terminate with respect to such shares.
(k)Withdrawal of Election for Change of Control Put. Notwithstanding anything to the contrary herein, any Holder’s Change of Control Election Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company at any time prior to the close of business on the fourth Business Day immediately succeeding the date of delivery of a Change of Control Put Notice (or, if earlier, the close of business on the second Business Day immediately preceding the relevant Change of Control Purchase Date), specifying the number of shares of Series C Preferred Stock with respect to which such notice of withdrawal is being submitted.
(l)The above provisions of this Section 9 shall similarly apply to successive Changes of Control (or anticipated Changes of Control).
SECTION 10.Anti-Dilution Adjustments.
(a)Adjustments. The Conversion Factor will be subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Factor if Holders of the Series C Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series C Preferred Stock, in any transaction described in this Section 10(a), without having to convert their Series C Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series C Preferred Stock held by such Holders:

(i)The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision, split or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Factor shall be adjusted based on the following formula:
CR1 = CR0 x (OS1 / OS0)
CR0 = the Conversion Factor in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, split, combination or reclassification
CR1 = the new Conversion Factor in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, split, combination or reclassification
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, split, combination or reclassification
OS1 = the number of shares of Common Stock that would be outstanding immediately after the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, split, combination or reclassification
Any adjustment made pursuant to this clause (i) shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, split, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Factor shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Factor that would then be in effect if such event had not been declared.
(ii)The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of Section 10(a)(vii) shall apply)), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Factor will be increased based on the following formula:
CR1 = CR0 x [(OS0+X) / (OS0+Y)]
CR0 = the Conversion Factor in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Factor in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance
OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance
X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance.
For purposes of this clause (ii) in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.
Any adjustment made pursuant to this clause (ii) shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Factor shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Factor that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Factor shall be readjusted to the Conversion Factor that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.
(iii)The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to Section 10(a)(v) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock), or otherwise acquires Common Stock (except in connection with tax withholding upon vesting or settlement of options, restricted stock units, performance share units or other similar equity awards or upon forfeiture or cashless exercise of options or other equity awards) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Factor shall be increased based on the following formula:
CR1 = CR0 x [(FMV + (SP1. x OS1)) / (SP1 x OS0)]
CR0 = the Conversion Factor in effect immediately prior to the close of business on the Expiration Date
CR1 = the new Conversion Factor in effect immediately after the close of business on the Expiration Date
FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date
OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase
SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date
Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Factor is required under this Section 10(a)(iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 10(a)(iii).
In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Factor shall be readjusted to be the Conversion Factor that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

(iv)The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in Section 10(a)(i) or Section 10(a)(ii) hereof, (B) Distribution Transactions as to which Section 10(a)(v) shall apply, (C) dividends or distributions paid exclusively in cash as to which Section 10(a)(vi) shall apply, and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which Section 10(a)(vii) shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Factor shall be increased based on the following formula:
CR1 = CR0 x [SP0 / (SP0 — FMV)]
CR0 = the Conversion Factor in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Factor in effect immediately after the close of business on the Record Date for such dividend or distribution
SP0 = the Current Market Price as of the Record Date for such dividend or distribution
FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series C Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series C Preferred Stock, in respect of each share of Series C Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (iv) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Factor shall be readjusted, effective as of the date the Board announces that such dividend or distribution shall not occur, to the Conversion Factor that would then be in effect if such dividend or distribution had not been declared.
(v)The Company effects a Distribution Transaction, in which case the Conversion Factor in effect immediately prior to the effective date of the Distribution Transaction shall be increased based on the following formula:

CR1 = CR0 x [(FMV + SP0) / SP0]
CR0 = the Conversion Factor in effect immediately prior to the close of business on the effective date of the Distribution Transaction
CR1 = the new Conversion Factor in effect immediately after the close of business on the effective date of the Distribution Transaction
FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction
SP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction
Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Factor is required under this Section 10(a)(v), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this Section 10(a)(v) shall be delayed to the extent necessary in order to complete the calculations provided for in this Section 10(a)(v).
(vi)The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, in which case the Conversion Factor shall be increased based on the following formula:
CR1 = CR0 x [SP0 / (SP0 – C)]
CR0 = the Conversion Factor in effect immediately prior to the close of business on the Record Date for such dividend or distribution
CR1 = the new Conversion Factor in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution
C = the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series C Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series C Preferred Stock, in respect of each share of Series C Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution
Any adjustment made pursuant to this clause (vi) shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Factor shall be readjusted, effective as of the date the Board announces that such dividend or distribution will not be paid, to the Conversion Factor that would then be in effect if such dividend or distribution had not been declared.
(vii)If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have become exercisable or separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Factor will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Stock as described in Section 10(a)(ii) (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to such Section 10(a)(ii)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Factor shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to Section 10(a)(i) or Section 10(a)(iv), as applicable.
To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Factor shall be readjusted to the Conversion Factor that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

Notwithstanding anything to the contrary in this Section 10(a)(vii), no adjustment shall be required to be made to the Conversion Factor with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series C Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person”.
(b)Calculation of Adjustments. All adjustments to the Conversion Factor shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Factor will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Factor; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date or redemption or repurchase date. To the extent that the event triggering an adjustment under this Section 10 occurs prior to the close of business on the applicable date, references to “prior to the close of business” and “after the close of business” (and similar terms) in the formulas in this Section 10 shall be modified to refer to the points in time prior to giving effect to the applicable event and after giving effect to the applicable event, respectively.
(c)When No Adjustment Required. (i) Except as otherwise provided in this Section 10, the Conversion Factor will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.
(ii)Except as otherwise provided in this Section 10, the Conversion Factor will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.
(iii)No adjustment to the Conversion Factor will be made:
(A)upon the issuance of any shares of Common Stock issued pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;
(B)upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security, including the Series C Preferred Stock; or
(C)for a change in the par value of the Common Stock.

(d)Successive Adjustments. After an adjustment to the Conversion Factor under this Section 10, any subsequent event requiring an adjustment under this Section 10 shall cause an adjustment to each such Conversion Factor as so adjusted.
(e)Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Factor pursuant to this Section 10 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.
(f)Notice of Adjustments. Whenever any event of the type described in this Section 10 has occurred, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):
(i)compute the adjusted applicable Conversion Factor in accordance with this Section 10 and prepare and transmit to the Conversion Agent an Officer’s Certificate setting forth the applicable Conversion Factor, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and
(ii)provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Factor was determined and setting forth the adjusted applicable Conversion Factor.
(g)Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the Conversion Factor or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officer’s Certificate delivered pursuant to this Section 10(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Series C Preferred Stock and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to the conversion of Series C Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 10.
(h)Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series C Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series C Preferred Stock of such Holder that are being converted on any single Conversion Date.
SECTION 11.Reorganization Events.
(a)Reorganization Events. In the event of:
(i)any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;
(ii)any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or
(iii)any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;
(each of which is referred to as a “Reorganization Event”), each share of Series C Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 11(d) and Section 12(b), remain outstanding but shall become convertible into, in accordance with Section 6 and Section 7, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series C Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series C Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event; provided, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this Section 11(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.
(b)Successive Reorganization Events. The above provisions of this Section 11 shall similarly apply to successive Reorganization Events and the provisions of Section 10 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Stock) received by the holders of the Common Stock in any such Reorganization Event.
(c)Reorganization Event Notice. The Company (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 11.
(d)Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series C Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 11, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series C Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.
SECTION 12.Voting Rights.
(a)General. Holders of shares of Series C Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws of the Company. Each Holder shall be entitled to the number of votes equal to the product of (i) the largest number of whole shares of Common Stock into which all shares of Series C Preferred Stock could be converted pursuant to Section 6 multiplied by (ii) a fraction the numerator of which is the number of shares of Series C Preferred Stock held by such Holder and the denominator of which is the aggregate number of issued and outstanding shares of Series C Preferred Stock, in each case, at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at and as of the date such vote or consent is taken or any written consent of stockholders is first executed; provided, that to the extent (x) the Series C Preferred Stock and (y) any shares of Common Stock held as of the Original Issuance Date by any Investor, together with its Permitted Transferees and Affiliates, would, in the aggregate (but without taking into consideration shares of Series C Preferred Stock or Common Stock held by any other Investor, together with its Permitted Transferees and Affiliates), represent voting rights with respect to more than 16.66%

of the Company’s Common Stock (including the Series C Preferred Stock on an as-converted basis) (the “Voting Threshold”), such Investor, together with its Permitted Transferees and Affiliates, will not be permitted to exercise the voting rights with respect to any shares of Series C Preferred Stock held by them in excess of the Voting Threshold and the Company shall exercise the voting rights with respect to such shares of Series C Preferred Stock in excess of the Voting Threshold in a Neutral Manner. To the extent that a Holder acquires shares of Series C Preferred Stock from another Holder, the acquiring Holder’s Voting Threshold will be increased proportionately based on the number of shares of Series C Preferred Stock that such Holder acquires and the disposing Holder’s Voting Threshold will be decreased proportionately based on the number of shares of Series C Preferred Stock that such Holder disposes of, such that the aggregate Voting Threshold of all Holders does not exceed 49.99%.
(b)Adverse Changes. In addition to, and not in limitation of, Section 12(a), the vote or consent of the Holders of at least 75% of the shares of Series C Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for, directly or indirectly, effecting or validating any of the following actions, whether or not such approval is required pursuant to the DGCL:
(i)any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series C Preferred Stock;
(ii)any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series C Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; or
(iii)any increase or decrease in the authorized number of shares of Series C Preferred Stock or issuance of shares of Series C Preferred Stock after the Original Issuance Date.
(c)Each Holder of Series C Preferred Stock will have one vote per share on any matter on which Holders of Series C Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(d)Notwithstanding Section 21, the vote or consent of the Holders of 75% of the shares of Series C Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be required to waive or amend the provisions of Section 9(i) of this

Certificate of Designations, and any amendment or waiver of any of the provisions of Section 9(i) approved by such percentage of the Holders shall be binding on all of the Holders.
(e)For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Company, the Holders of Series C Preferred Stock shall have the exclusive consent and voting rights set forth in Section 12(b) and may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or by electronic transmission of the Holders of the Series C Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders.
(f)Upon the acquisition of shares of Series C Preferred Stock, the Holder of such shares shall be deemed to irrevocably appoint as its proxy and attorney-in-fact, the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company, each of them individually, with full power of substitution and resubstitution, to consent to or vote any shares of Series C Preferred Stock held by them in excess of the Voting Threshold as indicated in Section 12(a) above with respect to any matters that must be voted in a Neutral Manner.
SECTION 13.Term. Except as expressly provided in this Certificate of Designations, the shares of Series C Preferred Stock shall not be redeemable or otherwise mature and the term of the Series C Preferred Stock shall be perpetual.
SECTION 14.Creation of Capital Stock. Subject to Section 12(b), the Board, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.
SECTION 15.No Sinking Fund. Shares of Series C Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
SECTION 16.Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series C Preferred Stock shall be Equiniti Trust Company, LLC. The Company may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series C Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Company shall send notice thereof to the Holders.
SECTION 17.Replacement Certificates.
(a)Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series C Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.
(b)Certificates Following Conversion. If physical certificates representing the Series C Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series C Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series C Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series C Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock formerly evidenced by the physical certificate.
SECTION 18.Taxes.
(a)Withholding. The Company agrees that, provided that a Holder delivers to the Company a properly executed Internal Revenue Service (“IRS”) Form W-9 certifying as to the complete exemption from backup withholding of the Holder (or, if the Holder is a disregarded entity for U.S. federal income tax purposes, its regarded owner), under current law the Company (including any paying agent of the Company) shall not be required to, and shall not, deduct or withhold taxes on any payments or deemed payments to any such Holder. In the event that any such Holder fails to deliver to the Company such properly executed IRS Form W-9, the Company reasonably believes that a previously delivered IRS Form W-9 is no longer accurate and/or valid, or there is a change in law that affects the withholding obligations of the Company, the Company and its paying agent shall be entitled to deduct or withhold on all applicable payments or deemed payments made to the relevant Holder and shall be entitled to set off with respect to any future distributions, such tax amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts will be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such withholding was made); provided, that if the Company determines that an amount is required to be deducted or withheld on any payment or deemed payment with respect to any Holder, the Company shall provide reasonable prior notice to such Holder in writing of its intent to deduct or withhold taxes on such payment and will reasonably cooperate with such Holder in obtaining any available exemption or reduction of such withholding.
(b)Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes due upon the issuance of shares of Series C Preferred Stock or the issuance of shares of Common Stock pursuant hereto. However, in the case of conversion of Series C Preferred Stock, the Company shall not be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of

Series C Preferred Stock or Common Stock to a beneficial owner other than the initial beneficial owner of Series C Preferred Stock, and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.
(c)Tax Treatment. It is intended that, as of the date of the Certificate of Amendment, (i) the Series C Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305 of the Code and the Treasury Regulations promulgated thereunder, and (ii) as a consequence, any difference between the purchase price paid for the Series C Preferred Stock and the Liquidation Preference thereof will, by reason of Section 305(b)(4) of the Code or Treasury Regulations Section 1.305-5, not be treated as a distribution of property until paid in cash. The Company and Holders (and their respective affiliates) shall file all tax returns in a manner consistent with the foregoing intended tax treatment and shall not take any tax position that is inconsistent with such intended tax treatment except in connection with, or as required by, any of the following: (v) a change in applicable facts and circumstances as to whether the Series C Preferred Stock has a “real and meaningful probability” of participating in the earnings and growth of the Company at the time of distribution, as determined by the Company pursuant to Treasury Regulations section 1.305-5(a), (w) a change in relevant law occurring after the Original Issuance Date, (x) after the Original Issuance Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series C Preferred Stock (from and after the effective date of such regulations), (y) an amendment to the terms of this Certificate of Designations or (z) a “determination” within the meaning of section 1313(a) of the Code.
SECTION 19.Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon (i) acknowledgement of receipt, if sent via e-mail or (ii) the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service, in each case, addressed: (i) if to the Company, to its office at comScore, Inc., 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 (Attention: Ashley Wright), Email: awright@comscore.com, (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.
SECTION 20.Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date, the number of shares of Series C Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

SECTION 21.Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of shares of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the vote or written consent of the Holders of a majority of the shares of Series C Preferred Stock then outstanding.
SECTION 22.Severability. If any term of the Series C Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.
SECTION 23.Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Investor Parties, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Investor Parties or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Company’s Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless such business opportunity is disclosed to the applicable director or officer in his or her capacity as such. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 23. Neither the alteration, amendment or repeal of this Section 23 nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this Section 23, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Section 23 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 23, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 23 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 23 (including, without limitation, each portion of any paragraph of this Section 23 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 23 (including, without limitation, each such portion of any paragraph of this Section 23 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 23 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.
SECTION 24.Rule 144A Information. The Company will, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, furnish to Holders and prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.
SECTION 25.Antitrust Filing. If, in connection with the exercise of the rights of any Holder or the Company pursuant to, or the applicability of any terms of, this Certificate of Designations or the Stockholders Agreement, a filing is required pursuant to any applicable Antitrust Laws, then the Company, on the one hand, and the applicable Holder, on the other hand, shall, at the request of the Holder, (a) as promptly as practicable, make, or cause or be made, all filings and submissions required under applicable Antitrust Laws, and (b) use their commercially reasonable efforts to obtain, or cause to be obtained, approval of the transaction associated with the filing or the termination or expiration of the applicable waiting period (“Antitrust Approval”), and notwithstanding anything to the contrary in this Certificate of Designations or the Stockholders Agreement, the rights so exercised (or other action taken by the application of the terms thereof) shall be contingent upon, and subject to, the receipt of any required Antitrust Approval (as determined by the Holder) and such rights (or other action taken by the application of the terms thereof) shall be delayed until such Antitrust Approval is received; provided that (i) with respect to any such filing resulting from the exercise of a Holder’s rights under this Certificate of Designations or the Stockholders Agreement, any filing or submission fees required under applicable Antitrust Laws shall be paid by such Holder and (ii) with respect to any such filing resulting from the exercise of the Company’s rights under this Certificate of Designations or the Stockholders Agreement (or other action taken by the application of the terms thereof), any filing or submission fees required under applicable Antitrust Laws shall be paid by the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this 29th day of December 2025.
COMSCORE, INC.
By:    /s/ Mary Margaret Curry
Name: Mary Margaret Curry
Title: Chief Financial Officer and Treasurer

[Signature Page to Certificate of Designations]

EXHIBIT A
CONVERSION NOTICE
Reference is made to the Certificate of Designations of Series C Convertible Preferred Stock, par value $0.001, of comScore, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), of comScore, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, [as of the date specified below // upon // immediately prior to[, and subject to the occurrence of,] [●]].
Date of Conversion (if applicable):
Number of shares of Series C Preferred Stock to be converted:
Share certificate no(s). of Series C Preferred Stock to be converted:
Tax ID Number (if applicable):
Please confirm the following information:
Conversion Rate:
Number of shares of Common Stock to be issued:
Please issue the shares of Common Stock into which the shares of Series C Preferred Stock are being converted in the following name and to the following address:
Issue to:
Address:
Telephone Number:
Email:
Authorization:
By:
Title:
Dated:
Account Number (if electronic book entry transfer):
Transaction Code Number (if electronic book entry transfer):
Payment Instructions for cash payment in lieu of fractional shares:
    [Exhibit A to Certificate of Designations]